                              FOR IMMEDIATE RELEASE

                       National Beef Packing Company, LLC
                   Concludes Acquisition of Brawley Beef, LLC

KANSAS CITY, Missouri, June 1, 2006 - National Beef Packing Company, LLC
(National Beef), and its majority owner, U.S. Premium Beef, LLC (USPB), today announced their acquisition of Brawley, California, based Brawley Beef, LLC
(Brawley Beef). The acquisition results in Brawley contributing its assets in exchange for an ownership interest in U.S. Premium Beef, LLC.

For National Beef, the acquisition of Brawley Beef creates a new relationship with its owner/producers in Arizona and California. Moreover, Brawley Beef's
location one hundred miles east of San Diego, California, and its extensive retail, food service and further processing customers along the West Coast will enable National Beef to grow its presence to serve the western United States with high quality beef products.

As part of the acquisition, National Beef will own and operate the Brawley Beef processing facility located in Brawley, California. This state of the art beef processing plant, constructed in 2001, has capacity to process over 400,000 cattle annually.

"The opportunity to integrate the Brawley plant into National Beef's operations is significant for National Beef, giving us greater access to customers on the west coast", John Miller, National Beef Packing Co., LLC, CEO, said in making the announcement.

"We are committed to developing a long and prosperous relationship with our new
Brawley Beef customers," explained Miller, "and that means we will continue to supply them with beef that meets, or exceeds, their expectations."

Kansas City based National Beef Packing Company LLC is the nation's fourth largest beef processor. Its majority owner, U.S. Premium Beef, makes National
Beef the only major beef processing company in the United States with a majority of its ownership held by beef producers. With sales exceeding $4 billion annually and 12% market share, National Beef's U.S. operations include Liberal and Dodge City, Kansas; Brawley, California; Hummel's Warf, Pennsylvania;
Moultrie, Georgia and Kansas City, Missouri, National Beef processes and markets fresh beef, case-ready beef and beef by-products for domestic and international markets. Value-added beef is marketed under the brands of Black Angus Beef(TM),
Certified Premium Beef(TM), Black Canyon Angus Beef(R), Certified Angus Beef(R),
Naturewell(TM) Natural Beef, NatureSource(TM) Natural Angus Beef, Certified
Hereford Beef(R) and Prime. For more information on National Beef, visit
www.nationalbeef.com.

U.S. Premium Beef, LLC is the majority owner of the nation's fourth largest beef processor, National Beef, which processes U.S. fed beef at its plants in Liberal and Dodge City, KS, and Brawley, CA. More than 2,000 producers from 37 states have joined USPB to market cattle on the company's grids. For more information about USPB, visit the company's homepage at www.uspremiumbeef.com.

                                    CONTACT:

           Keith Welty                            Bill Miller
           National Beef                          U.S. Premium Beef
           (816) 713-8631                         (816) 713-8800
           kawelty@nationalbeef.com               uspb@uspb.com

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